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                      March 2, 2023

       William Schara
       Chief Executive Officer
       Goldrich Mining Company
       2525 E. 29th Ave., Ste. 10B-160
       Spokane, WA 99223

                                                        Re: Goldrich Mining
Company
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-06412

       Dear William Schara:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation